Exhibit 5.1

Madison A. Jones

T: +1 202 728 7087

madison.jones@cooley.com

August 30, 2023

Taysha Gene Therapies, Inc.

3000 Pegasus Park Drive Ste 1430

Dallas, TX 75247

Ladies and Gentlemen:

We have acted as counsel to Taysha Gene Therapies, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by certain selling stockholders (the “Selling Stockholders”) of up to 166,663,354 shares of the Company’s Common Stock, par value $0.00001 per share (“Common Stock”), consisting of (i) 122,412,376 outstanding shares of Common Stock (the “Shares”) and (ii) up to 44,250,978 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement, dated August 14, 2023, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Securities Purchase Agreement, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock. Please note that the Warrant Shares are not issuable upon exercise of the Warrants until the Company has filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware following receipt of stockholder approval of an increase in the number of authorized shares of the Company’s Common Stock as described in Section 5 of the Warrants.

Cooley LLP      1299 Pennsylvania Avenue NW      Suite 700      Washington, DC      20004-2400

t: +1 202 842 7800    f: +1 202 842 7899    cooley.com

Taysha Gene Therapies, Inc.

August 30, 2023

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable and that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Cooley LLP      1299 Pennsylvania Avenue NW      Suite 700      Washington, DC      20004-2400

t: +1 202 842 7800    f: +1 202 842 7899    cooley.com

Taysha Gene Therapies, Inc.

August 30, 2023

Page Three

Very truly yours,

COOLEY LLP

By:	/s/ Madison A. Jones
Madison A. Jones, Partner

Cooley LLP      1299 Pennsylvania Avenue NW      Suite 700      Washington, DC      20004-2400

t: +1 202 842 7800    f: +1 202 842 7899    cooley.com